Exhibit 5

                                VOTING AGREEMENT

         This VOTING AGREEMENT (this "Agreement") is made as of November 19, 1998 between ___________________ (the "Stockholder") and Charter URS LLC ("Charterhouse").

         WHEREAS, the Stockholder beneficially owns shares of Common Stock, par value $.001 per share (the "Common Stock") of United Road Services, Inc. (the "Company") and options to purchase shares of Common Stock of the Company;

         WHEREAS, the Company and Charterhouse have entered into the Purchase Agreement, dated of even date herewith (the "Purchase Agreement"), pursuant to which the Company is issuing and selling $43,500,000 aggregate principal amount of 8% Convertible Subordinated Debentures due 2008, of the Company (the "Debentures") to Charterhouse at the First Closing (as defined in the Purchase Agreement) and, subject to the approval of the stockholders of the Company, the Company will issue and sell an additional $31,500,000 aggregate principal amount of the Debentures at the Second Closing (as defined in the Purchase Agreement) so that $75 million in aggregate principal amount of Debentures will be outstanding. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Purchase Agreement.

         WHEREAS, the execution and delivery of this Agreement is a condition to the closing of the Purchase Agreement.

         NOW, THEREFORE, in consideration of the mutual promises and agreements set forth herein, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

         At any special meeting of the stockholders of the Company duly called with respect to the 20% Issuance and at any adjournment thereof, and with respect to any consent solicited with respect to the 20% Issuance, the Stockholder shall vote all shares of Common Stock of the Company held by the Stockholder at such time in favor of the 20% Issuance. The Stockholder, if then a holder of shares of Common Stock of the Company, shall be present, in person or by proxy, at all meetings of stockholders of the Company and at any adjournment thereof at which the 20% Issuance is put to a vote.

         IN WITNESS WHEREOF, the undersigned have executed, or have caused to be executed, this Agreement on the date first written above.

                                    Charter URS LLC

                                    By:
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                                       Michael S. Pfeffer
                                       Senior Vice President

                                    STOCKHOLDER


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                                    Stockholder